Exhibit 99.1


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                               Contact: Daniel L. Krieger,
                                                             President
                                                             (515) 232-6251
                                                             (515) 663-3042
JANUARY 24, 2003

                            AMES NATIONAL CORPORATION
                   ANNOUNCES FOURTH QUARTER AND 2002 EARNINGS

     Fourth Quarter 2002 earnings were $2,706,000, or $.86 per share, a 4.7% increase over the $.82 per share, or $2,568,000, earned in the same quarter in 2001. For the year, earnings were a record $11,340,000, or $3.63 per share, a 7.5% increase over the $10,547,000, or $3.38 per share earned in 2001. An improved net interest margin contributed to the higher earnings.

     For the year, affiliate bank deposits increased 7.6% to $551 million while loans increased 2.9% to $332 million. Total corporate assets increased 8.8%, ending the year at $677 million compared to $622 million at year-end 2001.

     During 2002, Ames National paid dividends of $2.16 per share, including a $.44 special dividend, compared to $1.64 paid in 2001.

     Ames National  Corporation  affiliate  Iowa banks are First  National Bank,
Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.